Exhibit 99.1

Whiting USA Trust I

New York Stock Exchange Suspends Trading of Whiting USA Trust I Units; Trust Expects Trading to Move to OTC

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, February 13, 2015 – Whiting USA Trust I (NYSE Symbol – WHX) today announced that the Trust units would cease trading on the New York Stock Exchange (the “NYSE”) effective before market open on February 17, 2015. The NYSE informed the Trust today that the Trust was not in compliance with the NYSE’s continued listing standards, which requires that the average closing price of the Trust units cannot be less than $1.00 per share over a period of 30 consecutive trading days. Under the NYSE delisting procedures, the Trust has the right to appeal such decision, but the Trust does not intend to do so. The Trust expects the Trust units to transition to OTC Pink, operated by OTC Markets Group, effective with the opening of trading on February 17, 2015. However, there is no assurance that an active market in the Trust units will develop on OTC Pink.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. Whether a market in the Trust units develops is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/